File No. 812-15752

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

Franklin Lexington Private Markets Fund, Franklin BSP Capital Corporation, Franklin BSP Private Credit Fund, Franklin BSP Real Estate Debt BDC, Lexington Advisors LLC, Lexington Partners L.P., Benefit Street Partners L.L.C., Franklin BSP Capital Adviser L.L.C., BSP CLO Management L.L.C., Franklin BSP Lending Fund, CIP V (Offshore), L.P., LCP IX Co-Invest Partners A, L.P., Lexington Alpine Co-Invest, L.P., Lexington Kale Co-Invest, L.P., Lexington KC Co-Invest - G, L.P., Lexington Loki Co-Invest, L.P., Lexington Secretariat Co-Invest, L.P., LCP IX (Luxembourg) Master SCSp, Lexington Global Partners (Lux) Master SCSp, LCP IX Co-Invest Partners B, L.P., Lexington Capital Partners IX, L.P., Lexington Capital Partners (Ontario), L.P., Lexington Global Partners IX, L.P., Lexington Global Partners VI, L.P., Lexington Global Partners VII, L.P., Lexington ICON Co-Invest, L.P., LCP X (Luxembourg) Master SCSp, LCP X Co-Invest Partners A, L.P., LCP X Co-Invest Partners G, L.P., LCP X Co-Invest Partners N, L.P., Lexington Blue Sky Co-Invest, L.P., Lexington Blue Sky Feeder, L.P., LGP Offshore VIII, L.P., LGP Offshore XI L.P., LCP X Co-Invest Partners P, L.P., LCP X Co-Invest Partners B, L.P., Lexington Capital Partners (Ontario) II, L.P., Lexington Capital Partners X, L.P., Lexington Global Partners VIII, L.P., Lexington Global Partners XI, L.P., LCP X Co-Invest Partners C, L.P., Lexington CIP V-A-O, L.P., Lexington CIP V-C-O, L.P., Lexington CIP V-F-O, L.P., Lexington CIP V-M-O, L.P., Lexington Co-Investment Partners V, L.P., Lexington Co-Investment Partners V-A, L.P., Lexington Co-Investment Partners V-B, L.P., Lexington Co-Investment Partners V-C, L.P., Lexington Co-Investment Partners V-F, L.P., Lexington Middle Market Investors IV, L.P., Lexington Middle Market Partners, L.P., LMMI IV Leo, L.P., LMMI (Offshore) IV, L.P., LMMP Offshore, L.P., Lexington Middle Market Investors V, L.P., Lexington Global Partners X, L.P., LGP Offshore X, L.P., LGP Intermediate X, L.P., Lexington Private Equity 25, L.P., Leo Lex Partners SCSp, Lexington Co-Investment Partners VI, L.P., Lexington Co-Investment Partners VI-A, L.P., Lexington Co-Investment Partners VI-J, L.P., Lexington Co-Investment Partners VI-F, L.P., Lexington CIP VI-F-O, L.P., Lexington Co-Investment Partners VI-B, L.P., Lexington Co-Investment Partners VI-C, L.P., Lexington Co-Investment Partners VI (Ontario), L.P., CIP VI-J (Offshore), L.P., CIP VI (Offshore), L.P., Lexington CIP VI-J-O, L.P., Lexington CIP VI (Lux) Master SCSp, Lexington CIP VI (Lux) SCSp, Lexington Beacon Feeder, L.P., Lexington Viking Co-Invest, L.P., LGP Offshore XII, L.P., Lexington Epikairos Co-Invest, L.P., Lexington Beacon Co-Invest, L.P., Lexington Global Partners XII, L.P., LCP X Co-Invest Partners H, L.P., Lexington Raptor Co-Invest, L.P., Lexington Private Equity Odin, L.P., LMMI (Offshore) V, L.P., LMMI V (Luxembourg) Master SCSp, LMMI V (Luxembourg) SCSp, Lexington Odin Co-Invest, L.P., LCP X Co-Invest Partners J, L.P., Lexington Continuation Vehicle Investors, L.P., LCVI (Offshore), L.P., LCVI (Luxembourg) Master SCSp, LCVI (Luxembourg) SCSp, LCP FSBA Co-Invest Account, L.P., LCP VII Holdings, L.P., LCP VIII Holdings, L.P., LCP VIII Primary Holdings, L.P., LCP IX Holdings, L.P., LCP IX Primary Holdings, L.P., LCP X Holdings, L.P., LMMI IV Holdings, L.P., LMMI IV Primary Holdings, L.P., LMMI V Holdings, L.P., FLEX-I Sub-Aggregator (DE), L.P., FLEX-I Sub-Aggregator (Lux) SCSp, Lexington Private Equity Wildcat, L.P., Lexington Private Equity Create, L.P., Lexington (Overseas) Financial Holdings QAHC Limited, Lexington Private Equity, L.P., Lexington Private Equity II, L.P., Lexington Private Equity III, L.P., Lexington Private Equity IV, L.P., Lexington Private Equity IV (Onshore A), L.P., Lexington Private Equity IV (Onshore A-1), L.P., Lexington Private Equity V, L.P., Lexington Private Equity VI, L.P., Lexington Private Equity VII, L.P., Lexington Private Equity VIII, L.P., Lexington Private Equity XII, L.P., Lexington Private Equity XIII, L.P., Lexington Private Equity 14, L.P., Lexington Private Equity 15, L.P., Lexington Private Equity 16, L.P., Lexington Private Equity 17, L.P., Lexington Private Equity 18, L.P., Lexington Private Equity 19, L.P., Lexington Private Equity 20, L.P., Lexington Private Equity 21, L.P., Lexington Private Equity 22, L.P., Lexington Private Equity 23, L.P., Lexington Private Equity 26, L.P., Lexington Private Equity 27, L.P., Lexington Private Equity 28, L.P., Lexington Private Equity 29, L.P., Lexington Private Equity 30, L.P., Lexington Private Equity 31, L.P., Lexington Private Equity 32, L.P., Lexington Capital Partners XI, L.P., Lexington Middle Market Investors II, L.P., Lexington Middle Market Investors III, L.P., Lexington Partners VI Holdings, L.P., LCP XI (Luxembourg) Master SCSp, 54th Street Equity Holdings, Inc., FBLC Funding I, LLC, BDCA-CB Funding, LLC, FBLC 57th Street Funding LLC, BDCA SLF Funding, LLC, Benefit Street Partners Capital Opportunity Fund II L.P., Benefit Street Partners Capital Opportunity Fund II SPV-1 LP, Benefit Street Partners Capital Opportunity Fund L.P., Benefit Street Partners Capital Opportunity Fund SPV LLC, Benefit Street Partners

Dislocation Fund (Cayman) L.P., Benefit Street Partners Dislocation Fund (Cayman) Master L.P., Benefit Street Partners Dislocation Fund L.P., Benefit Street Partners Senior Secured Opportunities (U) Master Fund (Non-US) L.P., Benefit Street Partners Senior Secured Opportunities Fund L.P., Benefit Street Partners Senior Secured Opportunities Master Fund (Non-US) L.P., Benefit Street Partners Debt Fund IV (Non-US) SPV L.P., Benefit Street Partners Debt Fund IV 2019 Leverage (Non-US) SPV L.P., Benefit Street Partners Debt Fund IV 2019 Leverage SPV L.P., Benefit Street Partners Debt Fund IV L.P., Benefit Street Partners Debt Fund IV Master (Non-US) L.P., Benefit Street Partners Debt Fund IV SPV L.P., Benefit Street Partners SMA LM LP, Benefit Street Partners SMA-C Co-Invest L.P., Benefit Street Partners SMA-C Co-Invest L.P. - Series II, BSP Coinvest SMA-H LLC, BSP Debt Fund V LP, BSP Debt Fund V Master (Non-US) LP, BSP Debt Fund V Unlevered (Non-US) L.P., BSP Debt Fund V Unlevered (Non-US) Master L.P., BSP Debt Fund V-IA (Non-US) Master L.P., BSP Debt Fund V-IA (Non-US) L.P., Benefit Street Partners SMA-C II L.P., Benefit Street Partners SMA-C II SPV L.P., Benefit Street Partners SMA-C L.P., Benefit Street Partners SMA-C SPV L.P., Benefit Street Partners SMA-K L.P., Benefit Street Partners SMA-K SPV LP, Benefit Street Partners SMA-L L.P., Benefit Street Partners SMA-O L.P., Benefit Street Partners SMA-OS L.P., Benefit Street Partners SMA-T L.P., Benefit Street Partners Special Situations Fund II (Cayman) L.P., Benefit Street Partners Special Situations Fund II L.P., BSP Coinvest SMA-N L.P., BSP Coinvest Vehicle 1 LP, BSP Coinvest Vehicle 2 L.P., BSP Coinvest Vehicle K LP, BSP Levered Non-US Master SOF II (Senior Secured Opportunities) Fund L.P., BSP Levered US SOF II (Senior Secured Opportunities) Fund L.P., BSP Senior Secured Debt Fund (Non-US) SPV-1 LP, BSP Senior Secured Debt Fund SPV-1 LP, BSP SMA-T 2020 SPV L.P., BSP SOF II Cayman SPV-21 LP, BSP SOF II SPV Cayman LP, BSP SOF II SPV LP, BSP SOF II SPV-21 LP, BSP Special Situations Master A L.P., BSP Special Situations Master B L.P., BSP Unlevered Lux Flagship Evergreen SCSp, BSP Unlevered Lux SOF II (Senior Secured Opportunities) Fund SCSP, BSP Unlevered Non-US Master SOF II (Senior Secured Opportunities) Fund L.P., FBCC Lending I, LLC, Landmark Wall SMA L.P., Landmark Wall SMA SPV L.P., Providence Debt Fund III (Non-US) SPV L.P., Providence Debt Fund III L.P., Providence Debt Fund III Master (Non-US) L.P., Providence Debt Fund III SPV L.P., BSP Credit Solutions Master Fund, L.P., Franklin BSP Realty Trust, Inc., BSP Michel Unlevered Direct Lending Fund SCSp, BSP JPY Unlevered Senior Debt Evergreen Fund, L.P., Benefit Street Partners Real Estate Opportunistic Debt Fund L.P., Benefit Street Partners Real Estate Opportunistic Debt Fund II L.P., Franklin Templeton Private Real Estate Fund IIB LP, Franklin Templeton Private Real Estate Fund IIIA, L.P., Benefit Street Partners CLO II, Ltd., Benefit Street Partners CLO III, Ltd., Benefit Street Partners CLO IV, Ltd., Benefit Street Partners CLO V-B, Ltd., Benefit Street Partners CLO VI-B, Ltd., Benefit Street Partners CLO VII, Ltd., Benefit Street Partners CLO VIII, Ltd., Benefit Street Partners CLO IX, Ltd., Benefit Street Partners CLO X, Ltd., Benefit Street Partners CLO XI, Ltd., Benefit Street Partners CLO XII-B, Ltd., Benefit Street Partners CLO XIV, Ltd., Benefit Street Partners CLO XV, Ltd., Benefit Street Partners CLO XVI, Ltd., Benefit Street Partners CLO XVII, Ltd., Benefit Street Partners CLO XVIII, Ltd., Benefit Street Partners CLO XX, Ltd., Benefit Street Partners CLO XXI, Ltd, Benefit Street Partners CLO XXII, Ltd., Benefit Street Partners CLO XXIII, Ltd., Benefit Street Partners CLO XXIV, Ltd., Benefit Street Partners CLO XXV, Ltd., Benefit Street Partners CLO XXVI, Ltd., Benefit Street Partners CLO XXVII, Ltd., Benefit Street Partners CLO XXVIII, Ltd., Benefit Street Partners CLO XXIX, Ltd., Benefit Street Partners CLO XXX, Ltd., Benefit Street Partners CLO XXXI, Ltd., Benefit Street Partners CLO XXXII, Ltd., Benefit Street Partners CLO XXXIII, Ltd., Benefit Street Partners CLO XXXIV, Ltd., Benefit Street Partners CLO XXXV, Ltd., Benefit Street Partners CLO XXXVI, Ltd., Benefit Street Partners CLO XXXVII, Ltd., Benefit Street Partners CLO XXXVIII, Ltd., Benefit Street Partners CLO XXXIX, Ltd., BSP CLO Warehouse 2024-7, Ltd., BSP CLO Warehouse 2024-10, Ltd., BSP DF V (Non-US) UCC SPV LP, BSPRT CMBS Finance, LLC, BSPRT CRE Finance LLC, Benefit Street Partners OF Operating Partnership, L.P., Benefit Street Partners Realty Operating Partnership, L.P.

One Madison Avenue

New York, NY 10010

AMENDMENT NO. 2 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT

COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND

57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Todd Lebo, Esq.

Franklin Templeton

One Madison Avenue

New York, NY 10010

Telephone: (203) 703-7156

and

Richard J. Byrne

Benefit Street Partners L.L.C.

One Madison Avenue

New York, NY 10010

Telephone: (212) 588-6770

Copies to:

David W. Blass, Esq.

Ryan P. Brizek, Esq.

Steven Grigoriou, Esq.

Debra Sutter, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

(202) 636-5500

David.Blass@stblaw.com

Ryan.Brizek@stblaw.com

Steven.Grigoriou@stblaw.com

Debra.Sutter@stblaw.com

April 29, 2025

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive orders issued by the Commission on October 3, 2024 (the “Prior BSP Order”)2 and December 3, 2024 (together with the Prior BSP Order, the “Prior Orders”)3 that were granted pursuant to Sections 17(d), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Orders if the Order is granted.

•	Franklin Lexington Private Markets Fund (“FLEX”), a non-diversified, closed-end management investment company registered under the 1940 Act;

•	Franklin BSP Capital Corporation (“FRBP”), a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

•	Franklin BSP Private Credit Fund (“FBPCF”), a non-diversified, closed-end management investment company registered under the 1940 Act;

•	Franklin BSP Lending Fund (“FBLEND”), a non-diversified, closed-end management investment company registered under the 1940 Act;

•

Franklin BSP Real Estate Debt BDC (“FBRED” and together with FLEX, FRBP, FBPCF and FBLEND, the “Existing Regulated Funds”), a non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•	Lexington Partners L.P. (“Lexington Partners”), the investment adviser to certain Existing Affiliated Entities (as defined below)

•	Lexington Advisors LLC (“Lexington Advisors”), a wholly-owned subsidiary of Lexington Partners and the investment sub-adviser to FLEX;

•	Franklin BSP Capital Adviser L.L.C. (“FBCA”), the investment adviser to FRBP;

•	BSP CLO Management L.L.C. (“CLO Management”), the collateral manager to certain Existing Affiliated Entities (as defined below);

•

Benefit Street Partners L.L.C. (“BSP” and, together with Lexington Partners, Lexington Advisors, FBCA and CLO Management, the “Existing Advisers”), the investment adviser to FBPCF and FBRED and investment sub-adviser to FBLEND; and

•	The investment vehicles identified in Appendix A, each of which is a separate and distinct legal entity and would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the

1 Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

2 Franklin BSP Capital Corporation, et al. (File No. 812-15499), Release No. IC-35313 (September 4, 2024) (notice), Release No. IC-35349 (October 3, 2024) (order).

3 Franklin Lexington Private Markets Fund, et al. (File No. 812-15564), Release No. IC-35378 (November 7, 2024) (notice), Release No. IC-35406 (December 3, 2024) (order).

“Existing Affiliated Entities” and, together with the Existing Advisers, Lexington Partners and the Existing Regulated Funds, the “Applicants”).[4]

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

II.	GENERAL DESCRIPTION OF THE APPLICANTS

Franklin Resources, Inc. (“Franklin Resources”), a Delaware corporation and a global investment management organization operating under the Franklin Templeton® and/or subsidiary brand names, owns

4 All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

5 “Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

6 “Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

7 “Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

8 “Adviser” means the Existing Advisers, and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Adviser” also includes any internally-managed Regulated Fund.

9 See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

controlling interests in the Advisers, and thus may be deemed to control the Regulated Funds and the Affiliated Entities. Franklin Resources, however, is a holding company and does not currently offer investment advisory services to any person, is not expected to do so in the future, and will not be the source of any Co-Investment Transactions under the requested Order. Accordingly, Franklin Resources has not been included as an Applicant.

A.	FLEX

FLEX is a Delaware statutory trust that is an externally managed, non-diversified closed-end investment company that is registered as an investment company under the 1940 Act. FLEX was organized on January 12, 2024 and commenced investment operations on December 20, 2024. FLEX intends to elect to be treated, and intends to qualify annually thereafter, as a regulated investment company (“RIC”) under the Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

FLEX’s investment objective is to seek long-term capital appreciation. FLEX expects to principally invest in private equity and other private assets (collectively, “private assets”) by acquiring interests in secondary funds. In addition to its investments in secondary funds, to a lesser extent FLEX may seek additional exposure to private assets by acquiring interests in primary funds and making co-investments.

FLEX has an eight-member board (the “FLEX Board”), of which seven members are not “interested” persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.10

B.	FRBP

FRBP is a Delaware corporation that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. FRBP was formed as a Delaware limited liability company on January 29, 2020 with the name “Franklin BSP Capital L.L.C.” and, effective September 23, 2020 and prior to commencing investment operations, FRBP converted to a Delaware corporation pursuant to which FRBP succeeded to the business of Franklin BSP Capital L.L.C. On December 18, 2020, FRBP initiated its initial closing of capital commitments to purchase shares of its common stock in private placements in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended. FRBP has made an election to be treated, and intends to qualify annually thereafter, as a RIC under Subchapter M of the Code.

FRBP’s investment objective is to generate both current income and capital appreciation through debt and equity investments. FRBP invests primarily in first and second lien senior secured loans, and to a lesser extent, mezzanine loans, unsecured loans and equity of predominantly private U.S. middle-market companies.

FRBP has a six-member board (the “FRBP Board”), of which five members are not “interested” persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

C.	FBPCF

FBPCF is a Delaware statutory trust that is registered under the 1940 Act and is a non-diversified, closed-end management investment company. FBPCF was organized on November 12, 2019 and commenced investment operations on October 4, 2022. FBPCF has elected to be treated, and intends to qualify annually thereafter, as a RIC under Subchapter M of the Code.

FBPCF’s investment objective is to generate attractive risk-adjusted returns with consistent current income. FBPCF seeks to achieve its investment objective by investing in private U.S. middle-market companies.

10 The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

FBPCF has a six-member board (the “FBPCF Board”), of which five members are not “interested” persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

D.	FBLEND

FBLEND is a Delaware statutory trust that is an externally managed, non-diversified closed-end investment company that is registered as an investment company under the 1940 Act. FBLEND was organized on March 25, 2025 and has not yet commenced investment operations. FBLEND intends to make an election to be treated, and intends to qualify annually thereafter, as a RIC under Subchapter M of the Code.

FBLEND’s investment objective is to generate attractive risk-adjusted returns with consistent current income. FBLEND seeks to achieve its investment objective through private debt investment opportunities in middle market companies in the United States, which it generally defines as companies with $25 million to $100 million EBITDA. Under normal circumstances, corporate loans will represent at least 80% of FBLEND’s net assets (plus the amount of any borrowings for investment purposes).

FBLEND is currently overseen by its sole trustee although FBLEND intends to have a board of trustees (the “FBLEND Board”) that will consist of a majority of members who are not “interested persons” of FBLEND within the meaning of Section 2(a)(19) of the 1940 Act.

E.	FBRED

FBRED is a Delaware statutory trust that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. FBRED was organized on March 11, 2024, and commenced investment operations on June 13, 2024. FBRED has elected to be treated for U.S. federal income tax purposes, and intends to qualify annually thereafter, as a real estate investment trust under the Code.

FBRED’s investment objective is to seek to provide high current income while maintaining downside protection. FBRED seeks to achieve its investment objective by originating, acquiring, financing and managing a portfolio of primarily commercial real estate (“CRE”) investments, focused on senior secured, CRE loans across a wide range of geography. FBRED expects to focus its investments on the middle market across a diversified mix of asset classes, but maintain a focus on multi-family lending.

FBRED has a three-member board (the “FBRED Board” and, together with the FLEX Board, the FRBP Board, the FBPCF Board, the FBLEND Board, and the board of directors or trustees of any Future Regulated Fund, the “Board”), of which two members are not “interested” persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

F.	Lexington Partners and Lexington Advisors

Lexington Partners organization was founded in 1994. Each of Lexington Partners and Lexington Advisors is organized as a limited liability company under the laws of the state of Delaware. Lexington Partners is registered as an investment adviser under the Investment Advisers Act of 1940, as amened (the “Advisers Act”). Lexington Partners is a wholly-owned subsidiary of Franklin Resources. Lexington Partners serves as the investment adviser to certain Existing Affiliated Entities. Lexington Advisors is registered as an investment adviser under the Advisers Act. Lexington Advisors is a wholly-owned subsidiary of Lexington Partners that provides investment advice to pooled investment vehicles. Lexington Advisors is an indirect, wholly-owned subsidiary of Franklin Resources. Lexington Advisors serves as the investment sub-adviser to FLEX.

G.	FBCA

FBCA is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act and that serves as the investment adviser to FRBP pursuant to an investment advisory agreement. FBCA is an indirect, wholly-owned subsidiary of BSP.

H.	BSP

BSP is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act. Pursuant to staffing agreements with FBCA and CLO Management (the “Staffing Agreements”), BSP makes experienced investment professionals available to FBCA and CLO Management and provides access to the senior investment personnel of BSP and its affiliates. BSP serves as the investment adviser to FBPCF and FBRED and investment sub-adviser to FBLEND pursuant to investment advisory agreements. BSP also serves as the investment adviser to certain Existing Affiliated Entities. BSP is a wholly-owned subsidiary of Franklin Resources.

I.	CLO Management

CLO Management is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act and provides investment advisory services to certain Existing Affiliated Entities pursuant to investment management agreements, collateral management agreements and/or indentures. CLO Management is under common control with BSP.

J.	The Existing Affiliated Entities

Each Existing Affiliated Entity is a separate and distinct legal entity and, when and if offering its interests to U.S. persons, would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act. A complete list of the Existing Affiliated Entities is included in Appendix A. Each of the Existing Affiliated Entities are advised and/or managed by an Existing Adviser.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing

11 Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are each controlled by Franklin Resources and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1.  Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2.  Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in

12 Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by Section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

13 Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

14 Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

15 Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

16 Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

17 The Affiliated Entities may adopt shared Co-Investment Policies.

6. Dispositions:

(a) Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to

18 “Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

19 “Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are

20 If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

21 See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-

designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Todd Lebo, Esq. Franklin Templeton One Madison Avenue New York, NY 10010 Telephone: (203) 703-7156	Richard J. Byrne Benefit Street Partners L.L.C. One Madison Avenue New York, NY 10010 Telephone: (212) 588-6770

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

David W. Blass, Esq.

Ryan P. Brizek, Esq.

Steven Grigoriou, Esq.

Debra Sutter, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

(202) 636-5500

David.Blass@stblaw.com

Ryan.Brizek@stblaw.com

Steven.Grigoriou@stblaw.com

Debra.Sutter@stblaw.com

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Entity have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC- 34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

The Applicants have caused this Application to be duly signed on their behalf on the 29th day of April, 2025.

FRANKLIN LEXINGTON PRIVATE MARKETS FUND

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Trustee

LEXINGTON ADVISORS LLC

By:	LEXINGTON PARTNERS L.P., its sole member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PARTNERS L.P.

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

FRANKLIN BSP LENDING FUND

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Trustee

CIP V (OFFSHORE), L.P.

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti

Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX CO-INVEST PARTNERS A, L.P.
LEXINGTON ALPINE CO-INVEST, L.P.
LEXINGTON KALE CO-INVEST, L.P.
LEXINGTON KC CO-INVEST - G, L.P.
LEXINGTON LOKI CO-INVEST, L.P.
LEXINGTON SECRETARIAT CO-INVEST, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX (LUXEMBOURG) MASTER SCSP
LEXINGTON GLOBAL PARTNERS (LUX) MASTER SCSP

By:	LEXINGTON ASSOCIATES IX (Luxembourg) S.à.r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES IX, LP, its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX CO-INVEST PARTNERS B, L.P.
LEXINGTON CAPITAL PARTNERS IX, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO), L.P.
LEXINGTON GLOBAL PARTNERS IX, L.P.
LEXINGTON GLOBAL PARTNERS VI, L.P.
LEXINGTON GLOBAL PARTNERS VII, L.P.
LEXINGTON ICON CO-INVEST, L.P.

By:	LEXINGTON ASSOCIATES IX, LP, its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X (LUXEMBOURG) MASTER SCSP

By:	LEXINGTON ASSOCIATES X (Luxembourg) S.à r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES X, L.P., its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X CO-INVEST PARTNERS A, L.P.
LEXINGTON BLUE SKY CO-INVEST, L.P.

LGP INTERMEDIATE X, L.P.

LCP X CO-INVEST PARTNERS H, L.P.

LEXINGTON BEACON FEEDER, L.P.

LEXINGTON BEACON CO-INVEST, L.P.

LEXINGTON VIKING CO-INVEST, L.P.

LGP OFFSHORE XII, L.P.

LEXINGTON EPIKAIROS CO-INVEST, L.P.

LCP X CO-INVEST PARTNERS G, L.P.

LCP X CO-INVEST PARTNERS N, L.P.

LEXINGTON BLUE SKY FEEDER, L.P.

LGP OFFSHORE VIII, L.P.

LGP OFFSHORE XI L.P.

LCP X CO-INVEST PARTNERS P, L.P.

LEXINGTON RAPTOR CO-INVEST, L.P.

LEXINGTON ODIN CO-INVEST, L.P.

LCP X CO-INVEST PARTNERS J, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X CO-INVEST PARTNERS B, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO) II, L.P.
LEXINGTON CAPITAL PARTNERS X, L.P.
LEXINGTON GLOBAL PARTNERS VIII, L.P.
LEXINGTON GLOBAL PARTNERS XI, L.P.
LCP X CO-INVEST PARTNERS C, L.P.
LEXINGTON GLOBAL PARTNERS X, L.P.
LGP OFFSHORE X, L.P.
LEXINGTON GLOBAL PARTNERS XII, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP V-A-O, L.P.
LEXINGTON CIP V-C-O, L.P.
LEXINGTON CIP V-F-O, L.P.
LEXINGTON CIP V-M-O, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-B, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-C, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-F, L.P.

By:	CIP PARTNERS V, L.P., its general partner

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS IV, L.P.
LEXINGTON MIDDLE MARKET PARTNERS, L.P.
LMMI IV LEO, L.P.

By:	LEXINGTON MIDDLE MARKET ASSOCIATES IV, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI (OFFSHORE) IV, L.P.
LMMP OFFSHORE, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS V, L.P.

By:	LEXINGTON MIDDLE MARKET ASSOCIATES V, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS VI LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 25, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS VIII LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEO LEX PARTNERS SCSP (F/K/A LEO LEX PARTNERS CV)

By:	Lexington (Overseas) Master GP S.à r.l, acting in its own name and own account

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class A Manager

By:	/s/ Michèle Carré
Name:	Michèle Carré
Title:	Class B Manager

LEXINGTON CO-INVESTMENT PARTNERS VI, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-J, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-F, L.P.
LEXINGTON CIP VI-F-O, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-B, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-C, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI (ONTARIO), L.P.

By:	CIP PARTNERS VI, L.P., its general partner

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

CIP VI-J (OFFSHORE), L.P.
CIP VI (OFFSHORE), L.P.
LEXINGTON CIP VI-J-O, L.P.

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP VI (LUX) MASTER SCSP LEXINGTON CIP VI (LUX) SCSP

By:	Lexington CIP Partners VI (LUX) S.à. r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LEXINGTON PRIVATE EQUITY ODIN, L.P.

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI (OFFSHORE) V, L.P.

By:	Lexington Partners GP Holdings VI, LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI V (LUXEMBOURG) MASTER SCSP

By:	LMMI V Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	Lexington Middle Market Associates V, L.P., its second general partner

By:	Lexington Partners GP Holdings VI, LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI V (LUXEMBOURG) SCSP

By:	LMMI V Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LEXINGTON CONTINUATION VEHICLE INVESTORS, L.P.

By:	LCVI ASSOCIATES, L.P., its general partner

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCVI (OFFSHORE), L.P.

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCVI (LUXEMBOURG) MASTER SCSP

By:	LCVI Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LCVI Associates, L.P., its second general partner

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P. its managing member

By:	Lexington Partners Advisors GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer and Treasurer

LCVI (LUXEMBOURG) SCSP

By:	LCVI Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LCP VII HOLDINGS, L.P.

By:	Lexington Partners GP Holdings VII LLC, its general partner

Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP VIII HOLDINGS, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP VIII PRIMARY HOLDINGS, L.P.

By:	Lexington Associates VIII, L.P., its general partner

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX HOLDINGS, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX PRIMARY HOLDINGS, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X HOLDINGS, L.P.

By:	Lexington Partners GP Holdings X, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI IV HOLDINGS, L.P.

By:	Lexington Partners GP Holdings V LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI IV PRIMARY HOLDINGS, L.P.

By:	Lexington Partners GP Holdings V LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI V HOLDINGS, L.P.

By:	Lexington Partners GP Holdings VI LLC, its general partner

By:	Lexington Partners L.P., its sole member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

FLEX-I SUB-AGGREGATOR (DE), L.P.

By:	FLEX-I Sub-Aggregator Holdings GP, LLC, its general partner

By:	FLEX Aggregator-I SCSp, its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Authorized Signatory

FLEX-I SUB-AGGREGATOR (LUX) SCSP

By:	Franklin Lexington Private Markets Fund GP S.àr.l., its general partner

By:	Lexington Advisors LLC, its investment manager

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Authorized Signatory

LEXINGTON PRIVATE EQUITY WILDCAT, L.P.

By:	LCVI Associates GP, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY CREATE, L.P.

By:	Lexington Partners GP Holdings X, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON (OVERSEAS) FINANCIAL HOLDINGS QAHC LIMITED

By:	/s/ Robert James Tough
Name:	Robert James Tough
Title:	Director

LEXINGTON PRIVATE EQUITY, L.P.

By:	Lexington Partners Advisors L.P., its general partner

By:	Lexington Partners Advisors GP L.L.C., its general partner

By:	Lexington Partners Advisors Holdings L.P., its sole member

By:	Lexington Partners Advisors Holdings GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY II, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY III, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY IV, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY IV (ONSHORE A), L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY IV (ONSHORE A-1), L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY V, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY VI, L.P.

By:	Archer Venture Acquisitions I, LLC, its general partner

By:	Lexington Partners GP Holdings VII LLC, its sole member

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY VII, L.P.

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY VIII, L.P.

By:	Lexington Middle Market Associates III, L.P., its general partner

By:	Lexington Partners GP Holdings IV LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY XII, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY XIII, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 14, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 15, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 16, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti

Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 17, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 18, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 19, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 20, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 21, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 22, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 23, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 26, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 27, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 28, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 29, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 30, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 31, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 32, L.P.

By:	Lexington Partners GP Holdings X, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti

Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CAPITAL PARTNERS XI, L.P.

By:	Lexington Associates XI, L.P., its general partner

By:	Lexington Partners GP Holdings XI, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	Lexington Partners Advisors GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP FSBA CO-INVEST ACCOUNT, L.P.

By:	Lexington Associates VIII, LP, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS II, L.P.

By:	Lexington Middle Market Associates II, L.P., its general partner

By:	Lexington Partners GP Holdings III LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS III, L.P.

By:	Lexington Middle Market Associates III, L.P., its general partner

By:	Lexington Partners GP Holdings IV LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PARTNERS VI HOLDINGS, L.P.

By:	Lexington Partners VI Holdings, LLC, its general partner

By:	Lexington Capital Partners VI-A, L.P., its managing member

By:	Lexington Associates VI, L.P., its general partner

By:	Lexington Partners GP Holdings II LLC, its general partner

By:	Lexington Advisors Inc., its sole member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP XI (LUXEMBOURG) MASTER SCSP

By:	Lexington Associates XI (Luxembourg) S.à r.l., its managing general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

54TH STREET EQUITY HOLDINGS, INC.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer

FBLC FUNDING I, LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer

BDCA-CB FUNDING, LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer

FRANKLIN BSP CAPITAL CORPORATION

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Chief Financial Officer

FBLC 57TH STREET FUNDING LLC

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Authorized Person

BDCA SLF FUNDING, LLC

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND II L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND II SPV-1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND SPV LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DISLOCATION FUND (CAYMAN) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DISLOCATION FUND (CAYMAN) MASTER L.P.

By:	/s/Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DISLOCATION FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES (U) MASTER FUND (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES MASTER FUND (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV (NON-US) SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV 2019 LEVERAGE (NON-US) SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV 2019 LEVERAGE SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV MASTER (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA LM LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C CO-INVEST L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C CO-INVEST L.P. - SERIES II

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST SMA-H LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V MASTER (NON-US) LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V UNLEVERED (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V UNLEVERED (NON-US) MASTER L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V-IA (NON-US) MASTER L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V-IA (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C II L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C II SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-K L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-K SPV LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-L L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-O L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-OS L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-T L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SPECIAL SITUATIONS FUND II (CAYMAN) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SPECIAL SITUATIONS FUND II L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST SMA-N L.P.

By:	/s/Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST VEHICLE 1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST VEHICLE 2 L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST VEHICLE K LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP LEVERED NON-US MASTER SOF II (SENIOR SECURED OPPORTUNITIES) FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP LEVERED US SOF II (SENIOR SECURED OPPORTUNITIES) FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SENIOR SECURED DEBT FUND (NON-US) SPV-1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SENIOR SECURED DEBT FUND SPV-1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SMA-T 2020 SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II CAYMAN SPV-21 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II SPV CAYMAN LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II SPV LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II SPV-21 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SPECIAL SITUATIONS MASTER A L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SPECIAL SITUATIONS MASTER B L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP UNLEVERED LUX FLAGSHIP EVERGREEN SCSP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP UNLEVERED LUX SOF II (SENIOR SECURED OPPORTUNITIES) FUND SCSP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP UNLEVERED NON-US MASTER SOF II (SENIOR SECURED OPPORTUNITIES) FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FBCC LENDING I, LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

LANDMARK WALL SMA L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

LANDMARK WALL SMA SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III (NON-US) SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III MASTER (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CREDIT SOLUTIONS MASTER FUND, L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FRANKLIN BSP CAPITAL ADVISER L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CLO MANAGEMENT L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FRANKLIN BSP REALTY TRUST, INC.

By:	/s/ Jerome Baglien
Name:	Jerome Baglien
Title:	Chief Financial Officer

FRANKLIN BSP PRIVATE CREDIT FUND

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Chief Financial Officer

BSP MICHEL UNLEVERED DIRECT LENDING FUND SCSP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP JPY UNLEVERED SENIOR DEBT EVERGREEN FUND, L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FRANKLIN BSP REAL ESTATE DEBT BDC

By:	/s/ Jerome Baglien
Name:	Jerome Baglien
Title:	Chief Financial Officer

BENEFIT STREET PARTNERS REAL ESTATE OPPORTUNISTIC DEBT FUND L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS REAL ESTATE OPPORTUNISTIC DEBT FUND II L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

FRANKLIN TEMPLETON PRIVATE REAL ESTATE FUND IIB LP

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

FRANKLIN TEMPLETON PRIVATE REAL ESTATE FUND IIIA, L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO II, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO III, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO IV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO V-B, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO VI-B, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO VII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken

Title:	Authorized Person

BENEFIT STREET PARTNERS CLO VIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO IX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO X, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XII-B, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XIV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XVI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XVII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XVIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXI, LTD

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXIV, LTD.
By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXVI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXVII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXVIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXIX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXIV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXVI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXVII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXVIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXIX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CLO WAREHOUSE 2024-7, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CLO WAREHOUSE 2024-10, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DF V (NON-US) UCC SPV LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSPRT CMBS FINANCE, LLC

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BSPRT CRE FINANCE LLC

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS OF OPERATING PARTNERSHIP, L.P.

By:	/s/ Micah Goodman
Name:Micah Goodman
Title: Authorized Person

BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.

By:	/s/ Micah Goodman
Name:Micah Goodman
Title: Authorized Person

Exhibit A

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of each entity listed below, that he is the authorized person of each such entity; and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FRANKLIN LEXINGTON PRIVATE MARKETS FUND

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Trustee

LEXINGTON ADVISORS LLC

By:	LEXINGTON PARTNERS L.P., its sole member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PARTNERS L.P.

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

FRANKLIN BSP LENDING FUND

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Trustee
CIP V (OFFSHORE), L.P.

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX CO-INVEST PARTNERS A, L.P.
LEXINGTON ALPINE CO-INVEST, L.P.
LEXINGTON KALE CO-INVEST, L.P.
LEXINGTON KC CO-INVEST - G, L.P.
LEXINGTON LOKI CO-INVEST, L.P.
LEXINGTON SECRETARIAT CO-INVEST, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX (LUXEMBOURG) MASTER SCSP
LEXINGTON GLOBAL PARTNERS (LUX) MASTER SCSP

By:	LEXINGTON ASSOCIATES IX (Luxembourg) S.à.r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES IX, LP, its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX CO-INVEST PARTNERS B, L.P.
LEXINGTON CAPITAL PARTNERS IX, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO), L.P.
LEXINGTON GLOBAL PARTNERS IX, L.P.
LEXINGTON GLOBAL PARTNERS VI, L.P.
LEXINGTON GLOBAL PARTNERS VII, L.P.
LEXINGTON ICON CO-INVEST, L.P.

By:	LEXINGTON ASSOCIATES IX, LP, its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X (LUXEMBOURG) MASTER SCSP

By:	LEXINGTON ASSOCIATES X (Luxembourg) S.à r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES X, L.P., its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X CO-INVEST PARTNERS A, L.P.
LEXINGTON BLUE SKY CO-INVEST, L.P.

LGP INTERMEDIATE X, L.P.

LCP X CO-INVEST PARTNERS H, L.P.

LEXINGTON BEACON FEEDER, L.P.

LEXINGTON BEACON CO-INVEST, L.P.

LEXINGTON VIKING CO-INVEST, L.P.

LGP OFFSHORE XII, L.P.

LEXINGTON EPIKAIROS CO-INVEST, L.P.

LCP X CO-INVEST PARTNERS G, L.P.

LCP X CO-INVEST PARTNERS N, L.P.

LEXINGTON BLUE SKY FEEDER, L.P.

LGP OFFSHORE VIII, L.P.

LGP OFFSHORE XI L.P.

LCP X CO-INVEST PARTNERS P, L.P.

LEXINGTON RAPTOR CO-INVEST, L.P.

LEXINGTON ODIN CO-INVEST, L.P.

LCP X CO-INVEST PARTNERS J, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X CO-INVEST PARTNERS B, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO) II, L.P.
LEXINGTON CAPITAL PARTNERS X, L.P.
LEXINGTON GLOBAL PARTNERS VIII, L.P.
LEXINGTON GLOBAL PARTNERS XI, L.P.
LCP X CO-INVEST PARTNERS C, L.P.
LEXINGTON GLOBAL PARTNERS X, L.P.
LGP OFFSHORE X, L.P.
LEXINGTON GLOBAL PARTNERS XII, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP V-A-O, L.P.
LEXINGTON CIP V-C-O, L.P.
LEXINGTON CIP V-F-O, L.P.
LEXINGTON CIP V-M-O, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-B, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-C, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-F, L.P.

By:	CIP PARTNERS V, L.P., its general partner

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS IV, L.P.
LEXINGTON MIDDLE MARKET PARTNERS, L.P.
LMMI IV LEO, L.P.

By:	LEXINGTON MIDDLE MARKET ASSOCIATES IV, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI (OFFSHORE) IV, L.P.
LMMP OFFSHORE, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS V, L.P.

By:	LEXINGTON MIDDLE MARKET ASSOCIATES V, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS VI LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 25, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS VIII LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEO LEX PARTNERS SCSP (F/K/A LEO LEX PARTNERS CV)

By:	Lexington (Overseas) Master GP S.à r.l, acting in its own name and own account

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class A Manager

By:	/s/ Michèle Carré
Name:	Michèle Carré
Title:	Class B Manager

LEXINGTON CO-INVESTMENT PARTNERS VI, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-J, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-F, L.P.
LEXINGTON CIP VI-F-O, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-B, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-C, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI (ONTARIO), L.P.

By:	CIP PARTNERS VI, L.P., its general partner

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

CIP VI-J (OFFSHORE), L.P.
CIP VI (OFFSHORE), L.P.
LEXINGTON CIP VI-J-O, L.P.

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP VI (LUX) MASTER SCSP LEXINGTON CIP VI (LUX) SCSP

By:	Lexington CIP Partners VI (LUX) S.à. r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LEXINGTON PRIVATE EQUITY ODIN, L.P.

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI (OFFSHORE) V, L.P.

By:	Lexington Partners GP Holdings VI, LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI V (LUXEMBOURG) MASTER SCSP

By:	LMMI V Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	Lexington Middle Market Associates V, L.P., its second general partner
By:	Lexington Partners GP Holdings VI, LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI V (LUXEMBOURG) SCSP

By:	LMMI V Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LEXINGTON CONTINUATION VEHICLE INVESTORS, L.P.

By:	LCVI ASSOCIATES, L.P., its general partner

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCVI (OFFSHORE), L.P.

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCVI (LUXEMBOURG) MASTER SCSP

By:	LCVI Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LCVI Associates, L.P., its second general partner

By:	LCVI ASSOCIATES GP, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P. its managing member

By:	Lexington Partners Advisors GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer and Treasurer

LCVI (LUXEMBOURG) SCSP

By:	LCVI Associates (Luxembourg) S.à r.l., its general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LCP VII HOLDINGS, L.P.

By:	Lexington Partners GP Holdings VII LLC, its general partner

Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP VIII HOLDINGS, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP VIII PRIMARY HOLDINGS, L.P.

By:	Lexington Associates VIII, L.P., its general partner

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX HOLDINGS, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX PRIMARY HOLDINGS, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X HOLDINGS, L.P.

By:	Lexington Partners GP Holdings X, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI IV HOLDINGS, L.P.

By:	Lexington Partners GP Holdings V LLC, its general partner
By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI IV PRIMARY HOLDINGS, L.P.

By:	Lexington Partners GP Holdings V LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI V HOLDINGS, L.P.

By:	Lexington Partners GP Holdings VI LLC, its general partner

By:	Lexington Partners L.P., its sole member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

FLEX-I SUB-AGGREGATOR (DE), L.P.

By:	FLEX-I Sub-Aggregator Holdings GP, LLC, its general partner

By:	FLEX Aggregator-I SCSp, its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Authorized Signatory

FLEX-I SUB-AGGREGATOR (LUX) SCSP

By:	Franklin Lexington Private Markets Fund GP S.àr.l., its general partner

By:	Lexington Advisors LLC, its investment manager

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Authorized Signatory

LEXINGTON PRIVATE EQUITY WILDCAT, L.P.

By:	LCVI Associates GP, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY CREATE, L.P.

By:	Lexington Partners GP Holdings X, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON (OVERSEAS) FINANCIAL HOLDINGS QAHC LIMITED

By:	/s/ Robert James Tough
Name:	Robert James Tough
Title:	Director

LEXINGTON PRIVATE EQUITY, L.P.

By:	Lexington Partners Advisors L.P., its general partner

By:	Lexington Partners Advisors GP L.L.C., its general partner

By:	Lexington Partners Advisors Holdings L.P., its sole member

By:	Lexington Partners Advisors Holdings GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY II, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY III, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY IV, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY IV (ONSHORE A), L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY IV (ONSHORE A-1), L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY V, L.P.

By:	Lexington Associates VII, L.P., its general partner

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY VI, L.P.

By:	Archer Venture Acquisitions I, LLC, its general partner

By:	Lexington Partners GP Holdings VII LLC, its sole member

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY VII, L.P.

By:	Lexington Partners GP Holdings VII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY VIII, L.P.

By:	Lexington Middle Market Associates III, L.P., its general partner

By:	Lexington Partners GP Holdings IV LLC, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY XII, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY XIII, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 14, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 15, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 16, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 17, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 18, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 19, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 20, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 21, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 22, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 23, L.P.

By:	Lexington Partners GP Holdings VIII LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 26, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 27, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 28, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 29, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 30, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 31, L.P.

By:	Lexington Partners GP Holdings IX LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 32, L.P.

By:	Lexington Partners GP Holdings X, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CAPITAL PARTNERS XI, L.P.

By:	Lexington Associates XI, L.P., its general partner

By:	Lexington Partners GP Holdings XI, L.L.C., its general partner

By:	Lexington Partners L.P., its managing member

By:	Lexington Partners Advisors GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP FSBA CO-INVEST ACCOUNT, L.P.

By:	Lexington Associates VIII, LP, its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS II, L.P.

By:	Lexington Middle Market Associates II, L.P., its general partner

By:	Lexington Partners GP Holdings III LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS III, L.P.

By:	Lexington Middle Market Associates III, L.P., its general partner

By:	Lexington Partners GP Holdings IV LLC, its general partner

By:	Lexington Partners L.P., its managing member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PARTNERS VI HOLDINGS, L.P.
By:	Lexington Partners VI Holdings, LLC, its general partner

By:	Lexington Capital Partners VI-A, L.P., its managing member

By:	Lexington Associates VI, L.P., its general partner

By:	Lexington Partners GP Holdings II LLC, its general partner

By:	Lexington Advisors Inc., its sole member

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP XI (LUXEMBOURG) MASTER SCSP

By:	Lexington Associates XI (Luxembourg) S.à r.l., its managing general partner

By:	/s/ Artur Mlotkowski
Name:	Artur Mlotkowski
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

54TH STREET EQUITY HOLDINGS, INC.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer

FBLC FUNDING I, LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer

BDCA-CB FUNDING, LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer

FRANKLIN BSP CAPITAL CORPORATION

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Chief Financial Officer

FBLC 57TH STREET FUNDING LLC

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Authorized Person

BDCA SLF FUNDING, LLC

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND II L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND II SPV-1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND SPV LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DISLOCATION FUND (CAYMAN) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DISLOCATION FUND (CAYMAN) MASTER L.P.

By:	/s/Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DISLOCATION FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES (U) MASTER FUND (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SENIOR SECURED OPPORTUNITIES MASTER FUND (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV (NON-US) SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV 2019 LEVERAGE (NON-US) SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV 2019 LEVERAGE SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV MASTER (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS DEBT FUND IV SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA LM LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C CO-INVEST L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C CO-INVEST L.P. - SERIES II

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST SMA-H LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V MASTER (NON-US) LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V UNLEVERED (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V UNLEVERED (NON-US) MASTER L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V-IA (NON-US) MASTER L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DEBT FUND V-IA (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C II L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C II SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-C SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-K L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-K SPV LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-L L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-O L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-OS L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SMA-T L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SPECIAL SITUATIONS FUND II (CAYMAN) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS SPECIAL SITUATIONS FUND II L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST SMA-N L.P.

By:	/s/Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST VEHICLE 1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST VEHICLE 2 L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP COINVEST VEHICLE K LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP LEVERED NON-US MASTER SOF II (SENIOR SECURED OPPORTUNITIES) FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP LEVERED US SOF II (SENIOR SECURED OPPORTUNITIES) FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SENIOR SECURED DEBT FUND (NON-US) SPV-1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SENIOR SECURED DEBT FUND SPV-1 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SMA-T 2020 SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II CAYMAN SPV-21 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II SPV CAYMAN LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II SPV LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SOF II SPV-21 LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SPECIAL SITUATIONS MASTER A L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP SPECIAL SITUATIONS MASTER B L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP UNLEVERED LUX FLAGSHIP EVERGREEN SCSP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP UNLEVERED LUX SOF II (SENIOR SECURED OPPORTUNITIES) FUND SCSP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP UNLEVERED NON-US MASTER SOF II (SENIOR SECURED OPPORTUNITIES) FUND L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FBCC LENDING I, LLC

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

LANDMARK WALL SMA L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

LANDMARK WALL SMA SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III (NON-US) SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III MASTER (NON-US) L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

PROVIDENCE DEBT FUND III SPV L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CREDIT SOLUTIONS MASTER FUND, L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FRANKLIN BSP CAPITAL ADVISER L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CLO MANAGEMENT L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FRANKLIN BSP REALTY TRUST, INC.

By:	/s/ Jerome Baglien
Name:	Jerome Baglien
Title:	Chief Financial Officer

FRANKLIN BSP PRIVATE CREDIT FUND

By:	/s/ Nina K. Baryski
Name:	Nina K. Baryski
Title:	Chief Financial Officer

BSP MICHEL UNLEVERED DIRECT LENDING FUND SCSP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP JPY UNLEVERED SENIOR DEBT EVERGREEN FUND, L.P.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

FRANKLIN BSP REAL ESTATE DEBT BDC

By:	/s/ Jerome Baglien
Name:	Jerome Baglien
Title:	Chief Financial Officer

BENEFIT STREET PARTNERS REAL ESTATE OPPORTUNISTIC DEBT FUND L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS REAL ESTATE OPPORTUNISTIC DEBT FUND II L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

FRANKLIN TEMPLETON PRIVATE REAL ESTATE FUND IIB LP

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

FRANKLIN TEMPLETON PRIVATE REAL ESTATE FUND IIIA, L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO II, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO III, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO IV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO V-B, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO VI-B, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO VII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO VIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO IX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO X, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XII-B, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XIV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XVI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XVII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XVIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXI, LTD

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXIV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXVI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXVII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXVIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXIX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXIV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXV, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXVI, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXVII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXVIII, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BENEFIT STREET PARTNERS CLO XXXIX, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CLO WAREHOUSE 2024-7, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP CLO WAREHOUSE 2024-10, LTD.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSP DF V (NON-US) UCC SPV LP

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Authorized Person

BSPRT CMBS FINANCE, LLC

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BSPRT CRE FINANCE LLC

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS OF OPERATING PARTNERSHIP, L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	Authorized Person

APPENDIX A

Existing Advisers to Existing Affiliated Entities

1. Lexington Partners L.P.
2. Benefit Street Partners L.L.C.
3. BSP CLO Management L.L.C.

Existing Affiliated Entities

1. CIP V (Offshore), L.P.
2. LCP IX Co-Invest Partners A, L.P.
3. Lexington Alpine Co-Invest, L.P.
4. Lexington Kale Co-Invest, L.P.
5. Lexington KC Co-Invest - G, L.P.
6. Lexington Loki Co-Invest, L.P.
7. Lexington Secretariat Co-Invest, L.P.
8. LCP IX (Luxembourg) Master SCSp
9. Lexington Global Partners (Lux) Master SCSp
10. LCP IX Co-Invest Partners B, L.P.
11. Lexington Capital Partners IX, L.P.
12. Lexington Capital Partners (Ontario), L.P.
13. Lexington Global Partners IX, L.P.
14. Lexington Global Partners VI, L.P.
15. Lexington Global Partners VII, L.P.
16. Lexington ICON Co-Invest, L.P.
17. LCP X (Luxembourg) Master SCSp
18. LCP X Co-Invest Partners A, L.P.
19. LCP X Co-Invest Partners G, L.P.
20. LCP X Co-Invest Partners N, L.P.
21. Lexington Blue Sky Co-Invest, L.P.
22. Lexington Blue Sky Feeder, L.P.
23. LGP Offshore VIII, L.P.
24. LGP Offshore XI L.P.
25. LCP X Co-Invest Partners P, L.P.
26. LCP X Co-Invest Partners B, L.P.
27. Lexington Capital Partners (Ontario) II, L.P.
28. Lexington Capital Partners X, L.P.
29. Lexington Global Partners VIII, L.P.
30. Lexington Global Partners XI, L.P.
31. LCP X Co-Invest Partners C, L.P.
32. Lexington CIP V-A-O, L.P.
33. Lexington CIP V-C-O, L.P.
34. Lexington CIP V-F-O, L.P.
35. Lexington CIP V-M-O, L.P.
36. Lexington Co-Investment Partners V, L.P.
37. Lexington Co-Investment Partners V-A, L.P.
38. Lexington Co-Investment Partners V-B, L.P.
39. Lexington Co-Investment Partners V-C, L.P.
40. Lexington Co-Investment Partners V-F, L.P.
41. Lexington Middle Market Investors IV, L.P.
42. Lexington Middle Market Partners, L.P.
43. LMMI IV Leo, L.P.
44. LMMI (Offshore) IV, L.P.
45. LMMP Offshore, L.P.
46. Lexington Middle Market Investors V, L.P.

47.	Lexington Global Partners X, L.P.
48.	LGP Offshore X, L.P.
49.	LGP Intermediate X, L.P.
50.	Lexington Private Equity 25, L.P.
51.	Leo Lex Partners SCSp
52.	Lexington Co-Investment Partners VI, L.P.
53.	Lexington Co-Investment Partners VI-A, L.P.
54.	Lexington Co-Investment Partners VI-J, L.P.
55.	Lexington Co-Investment Partners VI-F, L.P.
56.	Lexington CIP VI-F-O, L.P.
57.	Lexington Co-Investment Partners VI-B, L.P.
58.	Lexington Co-Investment Partners VI-C, L.P.
59.	Lexington Co-Investment Partners VI (Ontario), L.P.
60.	CIP VI-J (Offshore), L.P.
61.	CIP VI (Offshore), L.P.
62.	Lexington CIP VI-J-O, L.P.
63.	Lexington CIP VI (Lux) Master SCSp
64.	Lexington CIP VI (Lux) SCSp
65.	Lexington Beacon Co-Invest, L.P.
66.	Lexington Beacon Feeder, L.P.
67.	Lexington Viking Co-Invest, L.P.
68.	LGP Offshore XII, L.P.
69.	Lexington Global Partners XII, L.P.
70.	Lexington Epikairos Co-Invest, L.P.
71.	LCP X Co-Invest Partners H, L.P.
72.	Lexington Raptor Co-Invest, L.P.
73.	Lexington Private Equity Odin, L.P.
74.	Lexington Odin Co-Invest, L.P.
75.	LCP X Co-Invest Partners J, L.P.
76.	LMMI (Offshore) V, L.P.
77.	LMMI V (Luxembourg) Master SCSp
78.	LMMI V (Luxembourg) SCSp
79.	Lexington Continuation Vehicle Investors, L.P.
80.	LCVI (Offshore), L.P.
81.	LCVI (Luxembourg) Master SCSp
82.	LCVI (Luxembourg) SCSp
83.	LCP VII Holdings, L.P.
84.	LCP VIII Holdings, L.P.
85.	LCP VIII Primary Holdings, L.P.
86.	LCP IX Holdings, L.P.
87.	LCP IX Primary Holdings, L.P.
88.	LCP X Holdings, L.P.
89.	LMMI IV Holdings, L.P.
90.	LMMI IV Primary Holdings, L.P.
91.	LMMI V Holdings, L.P.
92.	FLEX-I Sub-Aggregator (DE), L.P.
93.	FLEX-I Sub-Aggregator (Lux) SCSp
94.	Lexington Private Equity Wildcat, L.P.
95.	Lexington Private Equity Create, L.P.
96.	Lexington (Overseas) Financial Holdings QAHC Limited
97.	Lexington Private Equity, L.P.
98.	Lexington Private Equity II, L.P.
99.	Lexington Private Equity III, L.P.
100.	Lexington Private Equity IV, L.P.
101.	Lexington Private Equity IV (Onshore A), L.P.
102.	Lexington Private Equity IV (Onshore A-1), L.P.
103.	Lexington Private Equity V, L.P.

104.	Lexington Private Equity VI, L.P.
105.	Lexington Private Equity VII, L.P.
106.	Lexington Private Equity VIII, L.P.
107.	Lexington Private Equity XII, L.P.
108.	Lexington Private Equity XIII, L.P.
109.	Lexington Private Equity 14, L.P.
110.	Lexington Private Equity 15, L.P.
111.	Lexington Private Equity 16, L.P.
112.	Lexington Private Equity 17, L.P.
113.	Lexington Private Equity 18, L.P.
114.	Lexington Private Equity 19, L.P.
115.	Lexington Private Equity 20, L.P.
116.	Lexington Private Equity 21, L.P.
117.	Lexington Private Equity 22, L.P.
118.	Lexington Private Equity 23, L.P.
119.	Lexington Private Equity 26, L.P.
120.	Lexington Private Equity 27, L.P.
121.	Lexington Private Equity 28, L.P.
122.	Lexington Private Equity 29, L.P.
123.	Lexington Private Equity 30, L.P.
124.	Lexington Private Equity 31, L.P.
125.	Lexington Private Equity 32, L.P.
126.	Lexington Capital Partners XI, L.P.
127.	Lexington Middle Market Investors II, L.P.
128.	Lexington Middle Market Investors III, L.P.
129.	Lexington Partners VI Holdings, L.P.
130.	LCP FSBA Co-Invest Account, L.P.
131.	LCP XI (Luxembourg) Master SCSp
132.	54th Street Equity Holdings, Inc.
133.	FBLC Funding I, LLC
134.	BDCA-CB Funding, LLC
135.	FBLC 57th Street Funding LLC
136.	BDCA SLF Funding, LLC
137.	Benefit Street Partners Capital Opportunity Fund II L.P.
138.	Benefit Street Partners Capital Opportunity Fund II SPV-1 LP
139.	Benefit Street Partners Capital Opportunity Fund L.P.
140.	Benefit Street Partners Capital Opportunity Fund SPV LLC
141.	Benefit Street Partners Dislocation Fund (Cayman) L.P.
142.	Benefit Street Partners Dislocation Fund (Cayman) Master L.P.
143.	Benefit Street Partners Dislocation Fund L.P.
144.	Benefit Street Partners Senior Secured Opportunities (U) Master Fund (Non-US) L.P.
145.	Benefit Street Partners Senior Secured Opportunities Fund L.P.
146.	Benefit Street Partners Senior Secured Opportunities Master Fund (Non-US) L.P.
147.	Benefit Street Partners Debt Fund IV (Non-US) SPV L.P.
148.	Benefit Street Partners Debt Fund IV 2019 Leverage (Non-US) SPV L.P.
149.	Benefit Street Partners Debt Fund IV 2019 Leverage SPV L.P.
150.	Benefit Street Partners Debt Fund IV L.P.
151.	Benefit Street Partners Debt Fund IV Master (Non-US) L.P.
152.	Benefit Street Partners Debt Fund IV SPV L.P.
153.	Benefit Street Partners SMA LM LP
154.	Benefit Street Partners SMA-C Co-Invest L.P.
155.	Benefit Street Partners SMA-C Co-Invest L.P. - Series II
156.	BSP Coinvest SMA-H LLC
157.	BSP Debt Fund V LP
158.	BSP Debt Fund V Master (Non-US) LP
159.	BSP Debt Fund V Unlevered (Non-US) L.P.
160.	BSP Debt Fund V Unlevered (Non-US) Master L.P.

161.	BSP Debt Fund V-IA (Non-US) Master L.P.
162.	BSP Debt Fund V-IA (Non-US) L.P.
163.	Benefit Street Partners SMA-C II L.P.
164.	Benefit Street Partners SMA-C II SPV L.P.
165.	Benefit Street Partners SMA-C L.P.
166.	Benefit Street Partners SMA-C SPV L.P.
167.	Benefit Street Partners SMA-K L.P.
168.	Benefit Street Partners SMA-K SPV LP
169.	Benefit Street Partners SMA-L L.P.
170.	Benefit Street Partners SMA-O L.P.
171.	Benefit Street Partners SMA-OS L.P.
172.	Benefit Street Partners SMA-T L.P.
173.	Benefit Street Partners Special Situations Fund II (Cayman) L.P.
174.	Benefit Street Partners Special Situations Fund II L.P.
175.	BSP Coinvest SMA-N L.P.
176.	BSP Coinvest Vehicle 1 LP
177.	BSP Coinvest Vehicle 2 L.P.
178.	BSP Coinvest Vehicle K LP
179.	BSP Levered Non-US Master SOF II (Senior Secured Opportunities) Fund L.P.
180.	BSP Levered US SOF II (Senior Secured Opportunities) Fund L.P.
181.	BSP Senior Secured Debt Fund (Non-US) SPV-1 LP
182.	BSP Senior Secured Debt Fund SPV-1 LP
183.	BSP SMA-T 2020 SPV L.P.
184.	BSP SOF II Cayman SPV-21 LP
185.	BSP SOF II SPV Cayman LP
186.	BSP SOF II SPV LP
187.	BSP SOF II SPV-21 LP
188.	BSP Special Situations Master A L.P.
189.	BSP Special Situations Master B L.P.
190.	BSP Unlevered Lux Flagship Evergreen SCSP
191.	BSP Unlevered Lux SOF II (Senior Secured Opportunities) Fund SCSP
192.	BSP Unlevered Non-US Master SOF II (Senior Secured Opportunities) Fund L.P.
193.	FBCC Lending I, LLC
194.	Landmark Wall SMA L.P.
195.	Landmark Wall SMA SPV L.P.
196.	Providence Debt Fund III (Non-US) SPV L.P.
197.	Providence Debt Fund III L.P.
198.	Providence Debt Fund III Master (Non-US) L.P.
199.	Providence Debt Fund III SPV L.P.
200.	BSP Credit Solutions Master Fund, L.P.
201.	BSP Michel Unlevered Direct Lending Fund SCSP
202.	BSP JPY Unlevered Senior Debt Evergreen Fund, L.P.
203.	Franklin BSP Realty Trust, Inc.
204.	Benefit Street Partners Real Estate Opportunistic Debt Fund L.P.
205.	Benefit Street Partners Real Estate Opportunistic Debt Fund II L.P.
206.	Franklin Templeton Private Real Estate Fund IIB LP
207.	Franklin Templeton Private Real Estate Fund IIIA, L.P.
208.	Benefit Street Partners CLO II, Ltd.
209.	Benefit Street Partners CLO III, Ltd.
210.	Benefit Street Partners CLO IV, Ltd.
211.	Benefit Street Partners CLO V-B, Ltd.
212.	Benefit Street Partners CLO VI-B, Ltd.
213.	Benefit Street Partners CLO VII, Ltd.
214.	Benefit Street Partners CLO VIII, Ltd.
215.	Benefit Street Partners CLO IX, Ltd.
216.	Benefit Street Partners CLO X, Ltd.
217.	Benefit Street Partners CLO XI, Ltd.

218.	Benefit Street Partners CLO XII-B, Ltd.
219.	Benefit Street Partners CLO XIV, Ltd.
220.	Benefit Street Partners CLO XV, Ltd.
221.	Benefit Street Partners CLO XVI, Ltd.
222.	Benefit Street Partners CLO XVII, Ltd.
223.	Benefit Street Partners CLO XVIII, Ltd.
224.	Benefit Street Partners CLO XX, Ltd.
225.	Benefit Street Partners CLO XXI, Ltd
226.	Benefit Street Partners CLO XXII, Ltd.
227.	Benefit Street Partners CLO XXIII, Ltd.
228.	Benefit Street Partners CLO XXIV, Ltd.
229.	Benefit Street Partners CLO XXV, Ltd.
230.	Benefit Street Partners CLO XXVI, Ltd.
231.	Benefit Street Partners CLO XXVII, Ltd.
232.	Benefit Street Partners CLO XXVIII, Ltd.
233.	Benefit Street Partners CLO XXIX, Ltd.
234.	Benefit Street Partners CLO XXX, Ltd.
235.	Benefit Street Partners CLO XXXI, Ltd.
236.	Benefit Street Partners CLO XXXII, Ltd.
237.	Benefit Street Partners CLO XXXIII, Ltd.
238.	Benefit Street Partners CLO XXXIV, Ltd.
239.	Benefit Street Partners CLO XXXV, Ltd.
240.	Benefit Street Partners CLO XXXVI, Ltd.
241.	Benefit Street Partners CLO XXXVII, Ltd.
242.	Benefit Street Partners CLO XXXVIII, Ltd.
243.	Benefit Street Partners CLO XXXIX, Ltd.
244.	BSP CLO Warehouse 2024-7, Ltd.
245.	BSP CLO Warehouse 2024-10, Ltd.
246.	BSP DF V (Non-US) UCC SPV LP
247.	BSPRT CMBS Finance, LLC
248.	BSPRT CRE Finance LLC
249.	Benefit Street Partners OF Operating Partnership, L.P.
250.	Benefit Street Partners Realty Operating Partnership, L.P.

APPENDIX B

Resolutions of the Board of Trustees (the “Board”) of Franklin Lexington Private Markets Fund (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an order of exemption, and any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act (the “Application”);

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any amendments thereto; and it is further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Resolutions of the Board of Directors (the “Board”) of Franklin BSP Capital Corporation (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an order of exemption, and any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act (the “Application”); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any amendments thereto; and it is

FURTHER RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Resolutions of the Board of Directors (the “Board”) of Franklin BSP Private Credit Fund (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an order of exemption, and any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act (the “Application”); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any amendments thereto; and it is

FURTHER RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Resolutions of the Sole Trustee (the “Trustee”) of Franklin BSP Lending Fund (the “Fund”)

WHEREAS: The Sole Trustee deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an Order of Exemption, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated thereunder, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act (the “Application”); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Resolutions of the Board of Trustees (the “Board”) of Franklin BSP Real Estate Debt BDC (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an order of exemption, and any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 57(a)(4) of the 1940 Act (the “Application”); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any amendments thereto; and it is

FURTHER RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

B-5